UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 13, 2013 (November 11, 2013)

MGT Capital Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-26886	13-4148725
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Mamaroneck Avenue, Suite 204, Harrison, NY 10528

(Address of principal executive offices, including zip code)

(914) 630-7431

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01

On November 11, 2013, MGT Capital Investments, Inc. (the “Company”) entered into an Agreement and Plan of Reorganization (the “Agreement”) with MGT Capital Solutions, Inc., a wholly owned subsidiary of the Company, Avcom, Inc. and the shareholders and option holders of Avcom, Inc. (“Avcom”). Pursuant to the Agreement, the Company will acquire 100% of the capital stock of Avcom. In consideration, the preferred stockholders of Avcom will receive $550,000 in value of the Company’s common stock and the common stockholders and option holders of Avcom will receive an aggregate of $1,000,000 in value of the Company’s common stock. The value of the Company’s common stock is based on the volume weighted average closing price for the 20 trading days prior to signing the Agreement. The Agreement is subject to NYSE MKT approval.

One half of the issuance to the Avcom common stockholders and option holders will be placed in escrow and released upon the later of (i) the commercial release of an agreed upon game or (ii) six (6) months after closing. In addition, the common stockholders may be awarded contingent consideration of $1,000,000 through the issuance of up to 333,000 of the Company’s common stock in the event that the game reaches $3,000,000 in gross revenues within 18 months of signing the Agreement. Although the Company is currently evaluating the accounting treatment of the Agreement, the Company believes that the acquisition will constitute a “Significant Acquisition” for accounting purposes.

Avcom is a game development studio producing free to play mobile and social casino-style games. Avcom’s assets include physical and intellectual property associated with Mobileveg.as and freeawesome.com, as well as a game under development titled “SlotChamp”. Prior to entering into the Agreement, Avcom had performed certain game development consulting services for the Company for which Avcom received an aggregate of $90,000 as consideration for such services.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description

10.1	Agreement and Plan of Reorganization by and among MGT Capital Investments, Inc., MGT Capital Solutions, Inc., Avcom, Inc. and the shareholders and option holders of Avcom, Inc. dated November 11, 2013.

99.1	Press Release, dated November 13, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 13, 2013

MGT Capital Investments, Inc.

By:	/s/ Robert B. Ladd
Name: Title:	Robert B. Ladd President and Chief Executive Officer